Exhibit 99.1

303 International Circle	P: 410.427.1700
Suite 200 Hunt Valley, MD 21030	F: 410.427.8800

PRESS RELEASE – FOR IMMEDIATE RELEASE

Omega Provides an Update on the LaVie Restructuring

HUNT VALLEY, Md.--(BUSINESS WIRE) -- Omega Healthcare Investors, Inc. (the “Company” or “Omega”) (NYSE: OHI) today issued the following statement in response to LaVie Care Centers’ (“LaVie”) announcement that it had filed for Chapter 11 bankruptcy protection in the Northern District of Georgia.

Omega believes this filing is a necessary and important step in creating an entity that is operationally solvent and sustainable, with enhanced liquidity and a strengthened balance sheet.

During this filing, our focus, like LaVie’s, is on maintaining quality of care for the residents of these facilities, on supporting the employees that devote their careers to delivering this care, and on the key vendors that help provide operational services. As such, we have elected to commit $10 million to fund 50% of the expected debtor-in-possession financing, in order to support sufficient liquidity to effectively operate the facilities during bankruptcy.

We continue to believe that there is meaningful value in our portfolio of LaVie assets. Omega has been working with LaVie for over a year to reduce its exposure to underperforming assets, and we believe this has meaningfully enhanced the operating performance of our LaVie portfolio. We believe the current cash flow generated by our remaining LaVie portfolio is sustainable and will support long-term annualized rent of $36 million, while also retaining sufficient cash within the business to provide for strong clinical care.

As part of our debtor-in-possession loan commitment, during the period of bankruptcy protection, LaVie is required to pay Omega monthly rent of $3 million related to the 30 properties LaVie continues to lease from Omega, all subject to court approval.

The proposed DIP budget, which provides for LaVie rent, anticipates confirmation of the plan or sale of assets by the end of this year. However, this projection, along with all elements of the bankruptcy filing process, is subject to the approval of the bankruptcy court and other complexities inherent in Chapter 11 proceedings.

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Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK. More information on Omega is available at www.omegahealthcare.com.

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations, at (410) 427-1705